Exhibit 10.18

LICENSING AND SERVICES AGREEMENT

Dated as of July 1, 2003

Between

INTERCONTINENTALEXCHANGE, INC.

and

CHICAGO CLIMATE EXCHANGE, INC.

     THIS LICENSING AND SERVICES AGREEMENT (this “Agreement”) by and between CHICAGO CLIMATE EXCHANGE, INC., a Delaware corporation (“CCX”), and INTERCONTINENTALEXCHANGE, INC., a Delaware corporation (“ICE”), is dated as of July 7, 2003. Capitalized terms not otherwise defined in this Agreement shall have the meaning specified in Section I of this Agreement.

     WHEREAS, CCX is in the process of developing the Chicago Climate Exchange, a self-regulated exchange that administers a voluntary multi-sector greenhouse gas reduction and trading program for North America;

     WHEREAS, CCX wishes to offer its market participants the ability to trade such contracts on a fully electronic trading platform;

     WHEREAS, ICE owns and operates an electronic trading platform, a portion of which could be adapted for and dedicated to the trading of the contracts that CCX wishes to offer via CCX, and has considerable knowledge and experience in the business of developing, operating, managing and supporting electronic trading platforms;

     WHEREAS, CCX wishes to use a portion of the ICE Platform for the trading of such contracts and retain ICE to support the trading of such contracts on the Proposed Platform under the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and undertakings set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Definitions

“Access License” has the meaning given the term in Section II.

“Business Day” means a day other than a Saturday or a Sunday and which is a trading day on ICE or the International Petroleum Exchange.

“CCX” has the meaning given the term in the recitals.

“CCX Confidential Information” has the meaning given the term in Section X.

“CCX Contracts” means the contracts specified in Exhibit A, as amended from time to time in accordance with Section II.D. of this Agreement.

“CCX Market Competitor” means a Greenhouse Gas reduction and trading program that competes for market share with CCX.

“CCX Software” has the meaning given the term in Section XV.

“Change of Control” means, with respect to a party, (i) the sale of all, or substantially all, of the party’s assets to another party; or (ii) the transfer of the equity ownership of the party or the merger of the party with another party (or similar transaction), such that a person or persons which could not elect a majority of the directors of that party before such transfer, could elect such a majority afterwards, other than a transfer which occurs in connection with an initial public offering of the shares of such party.

“Clearinghouse” means the clearinghouse chosen to provide clearing, settlement and/or banking functions for CCX.

“Commencement Date” means the date on which the CCX Contracts become available for trading on the Proposed Platform.

“Derivative Works” means any Upgrades or other translation, adaptation, variation, modification, enhancement or improvement of or to any ICE Software or any portion thereof.

“Equipment” means the equipment and hardware to be dedicated to the Proposed Platform and identified in Exhibit D.

“Error Correction” means a revision of all or part of the Software that rectifies errors, bugs or other defects therein. For the avoidance of doubt, Error Corrections do not include Upgrades.

“Greenhouse Gases” are CO2 (Carbon Dioxide), Methane (CH4), Nitrous Oxide (NO2), Hydrofluorocarbons (HFCs), Perfluorocarbons (PFCs) and Sulfur Hexafluoride (SF6).

“ICE” has the meaning given the term in the recitals.

“ICE Confidential Information” has the meaning given the term in Section X.

“ICE Market Competitor” means an exchange, trading platform or other form of market that competes for market share with ICE.

“ICE Platform” means the fully electronic, web-based trading platform owned and operated by ICE and which permits quote and order entry and automated execution of trades.

“ICE Property” means all right, title and interest in the ICE Platform (including but not limited to the Proposed Platform), User Documentation, Equipment, Software and Derivative Works thereof.

“ICE Software” has the meaning given the term in Section XIV.

“Intellectual Property Rights” means patents (including all renewals, extensions or divisions thereof), copyright, trademarks, trade secrets, know how, design rights, registered designs, domain names, database rights and confidential information including any and all like rights in the United States.

“Object Code” means the form of code of software that has been compiled for execution on a computer.

“Platform User Agreement” means the end-user licensing agreement between CCX, ICE and the CCX customers granting access for such CCX customers to the Proposed Platform, the provisions of which agreement will be mutually agreed by CCX and ICE prior to the Commencement Date.

“Proposed Platform” means a fully electronic, web-based trading platform which permits quote and order entry and automated execution of trades in CCX Contracts.

“Representative” shall mean, as to each of ICE and CCX, such party’s directors, officers, shareholders, employees, agents and professional advisors.

“Software” means the software identified in Exhibit C attached hereto, as amended by the parties from time to time, in Object Code form only, together with any Error Corrections thereof.

“Upgrades” means upgrades, enhancements, adaptations and modifications to the Proposed Platform, including without limitation the ICE Software and Equipment.

“User Documentation” means all documentation pertaining to the use and operation of the ICE Platform, including but not limited to the Proposed Platform and the ICE Software.

II.	Licences

A.	Grant. ICE hereby grants to CCX a limited, restricted, non-exclusive, non-assignable, non-transferable license to display, access and use the Proposed Platform, the ICE Software and Equipment identified in Exhibit D during the term of this Agreement in order to provide trading services to its customers for trading CCX Contracts and to monitor and supervise such trading activity (the “Access License”) upon the terms and subject to the conditions of this Agreement. The Access License shall terminate on the date of termination of this Agreement. ICE reserves all rights not expressly granted by it under this Agreement.

B.	Prohibitions. Except to the extent permitted by law or as otherwise permitted by this Agreement or by ICE in writing (and subject to any limitations on scope and use relating to the relevant permission), CCX is not permitted under the Access License to:

1.	sell, sublicense, lease or furnish the Software or Equipment to any third parties;

2.	copy (including into computer memory and central processing unit cache) or otherwise reproduce all, or any portion of, the Software;

3.	alter, modify or adapt the Software, including, but not limited to, to translate, reverse engineer (whether by decompiling, disassembling or otherwise) or prepare Derivative Works; or

4.	lend, republish, transmit or distribute in any way all, or any portion of, the Software to any third parties, except as permitted in Section III below.

C.	Third Party Software. In the event that any third party Software is required to be licensed to CCX in order for it to obtain the benefits of this Agreement, each of CCX and ICE will make reasonable cooperative efforts to arrange (x) for such a license to be granted to CCX from the third party vendor of such Software or (y) for ICE to grant CCX a sublicense of such Software, in each case on terms which are sufficient for CCX to obtain the benefits of this Agreement.

D.	Additional CCX Contracts. In the event that CCX wishes to offer a new contract as a CCX Contract:

1.	CCX shall provide written notice to ICE of its desire to offer the new contract (“New Contract Notice”). The New Contract Notice shall contain relevant details of the new contract, including but not limited to a description of the product concerned and proposed contract terms, reasonable estimates of the expected volume of trades and details of any regulatory issues that are reasonably likely to arise with respect to the new contract.

2.	ICE shall reply to CCX in writing as soon as reasonably practicable and in any event within five (5) Business Days of its receipt of the New Contract Notice and indicate (a) the estimated date by which ICE expects to be able to make the new contract available for trading on the Proposed Platform and (b) an estimate of the cost of any

Additional Services that are likely to be necessary in connection with such new contract.

3.	CCX assumes sole responsibility for seeking approval of the new contract by the Clearinghouse and recognizes that the estimates provided by ICE pursuant to clause 2 cannot account for delays or costs imposed by the Clearinghouse.

E.	Subject to Section V of this Agreement, ICE agrees to grant CCX’s service providers, including its Clearinghouse, registry provider and regulatory agencies, with the licenses necessary to access the Proposed Platform for purposes of providing their respective services as mutually agreed between the parties.

F.	CCX recognizes that ICE will be exposed to risk in the event that CCX or its customers misuse the Proposed Platform, and CCX acknowledges and agrees that the Access License is conditioned upon CCX’s strict compliance with its terms.

III.	CCX Customer Platform User Agreement.

A.	ICE shall grant CCX customers access to the Proposed Platform under the terms and conditions set forth in the Platform User Agreement, and CCX agrees to bind its customers to the terms and conditions of the Platform User Agreement as a condition of their access to the Proposed Platform. The Platform User Agreement may be made a part of CCX’s rulebook, in which case ICE shall have the right to inspect the part of CCX’s rulebook containing the Platform User Agreement, at reasonable times and on reasonable notice, to verify the proper inclusion of the Platform User Agreement in such rulebook.

B.	If either party has reason to believe that a CCX customer is violating the Platform User Agreement or infringing or misappropriating the ICE Property, such party will (x) notify the other promptly of such violation and (y) CCX will provide such assistance with regard thereto as reasonably requested by ICE. In addition, following reasonable notice to CCX and, where practicable, in consultation with CCX, ICE shall have the right to immediately discontinue access by such CCX customer to the Proposed Platform until further notice. CCX will reasonably assist ICE in enforcing ICE’s rights and remedies with respect to violations of the CCX Platform User Agreement upon request of ICE.

C.	Each of ICE and CCX shall have the right to request reasonable amendments to the Platform User Agreement which will be implemented as promptly as practicable, including without limitation, if requested, amendments to previously executed agreements.

IV.	Technical Support and System Infrastructure Services.

A.	In connection with the trading of CCX Contracts, ICE will provide the services identified in Exhibit B attached hereto and incorporated herein. The services identified in Exhibit B may be amended from time to time as mutually agreed upon by the parties and pursuant to the provisions of Section V (Additional Services) of this Agreement.

B.	CCX acknowledges and agrees that nothing in this Agreement constitutes an undertaking by ICE to provide licenses or services in connection with customers who do not maintain compliance with ICE’s reasonable technical and other standards for interface with and use of the Proposed Platform as posted on ICE’s website or otherwise announced publicly by ICE. ICE may from time to time make additions to, deletions from or modifications to: (x) the Software and/or (y) the Equipment, hardware, network or communications facilities. ICE agrees to provide CCX with prior notice of such additions, deletions or modifications where they may reasonably be expected to have a material effect on the Proposed Platform or services provided by ICE with respect to CCX Contracts.

V.	Additional Services

A.	In the event that CCX desires ICE to provide services in addition to those described in Exhibit B hereto, to modify such services or to develop and/or implement Upgrades to the ICE Software, Proposed Platform or Equipment, including, but not limited to: (i) the trading of CCX Contracts in addition to those specified in Exhibit A; (ii) new reports, modifications to existing reports, data, or files, and/or format changes; (iii) new application development; (iv) transfer assistance services in the event that this Agreement expires or terminates and CCX chooses another trading platform provider; (v) increases to capacity or speed (any such services are hereinafter collectively referred to as “Additional Services”), CCX shall provide ICE with a written request detailing the Additional Services requested. If any CCX Contract has attributes that would require ICE to significantly modify its existing systems or develop new systems, such modifications and developments also shall be considered Additional Services hereunder. No such Additional Services shall be provided by ICE unless agreed to by ICE in writing. Notwithstanding the foregoing, ICE agrees that the cost of Upgrades that are implemented at ICE’s initiative and are made available generally to users of ICE Software free of charge will be made available to CCX free of charge.

B.	ICE agrees to grant to CCX a perpetual, world-wide, fully paid-up, royalty-free, transferable, sublicensable license to display, access, use, copy, make, sell, distribute, license, modify, enhance, create derivative works from and otherwise fully exploit Upgrades to the Proposed Platform created by ICE at the specific request and sole expense of CCX in, from or as a result of the performance of this Agreement, except for Upgrades that are related in a material way to trading technology or are not separable from the ICE Platform.

C.	The price for any Additional Services will be as agreed to by the parties in writing, which price shall include, without limitation, $175 per hour for each ICE employee, and, for each independent consultant retained by ICE, the hourly costs charged to ICE plus $15 per hour, to effect programming or other changes related to such Additional Services. ICE shall determine the appropriate staffing and expenditures for any such Additional Services. ICE shall consult and coordinate with CCX regarding the anticipated level of staffing and expenditures associated with any Additional Services prior to commencing any programming or other changes relating to such Additional Services.

VI.	Fees and Other Charges; Invoicing and Payments

A.	Annual License Fee. CCX shall pay ICE an annual license fee of $725,000 (“Annual License Fee”).

(1)	The Annual License Fee covers the following:

•	The licenses granted under Sections II and III (except for Additional Development Work described in Exhibit F or otherwise agreed and charged pursuant to clause D below); and

•	Initial functionality development work detailed in Exhibit E (“Initial Development Work”).

2.	The Annual License Fee for 2003 shall be pro-rated based on the number of days remaining in the calendar year as of the date of this Agreement and shall be payable by CCX in two installments, as follows: (i) 50% within 5 Business Days of execution of this Agreement and (ii) 50% within 5 Business Days of the earlier of the Commencement Date and December 31, 2003. In all subsequent calendar years, the Annual License Fee shall be payable by CCX monthly in advance in twelve equal monthly installments of $60,416.67.

3.	In the event that ICE determines in its reasonable discretion that software, hardware or equipment in addition to those that are specified in this Agreement are necessary to accommodate trading in CCX Contracts, ICE will promptly notify CCX of the need for such additional software, hardware and equipment and advise CCX of any adjustments to the Annual License Fee that will be necessary to take account of ICE’s charges for such additional software, hardware or equipment.

B.	Annual Service Fee. CCX shall pay ICE an annual service fee of $500,000 for the services listed in Exhibit B, as adjusted pursuant to the terms of this Section VI.B. (“Annual Service Fee”).

1.	The Annual Service Fee is comprised of the following two charges: $200,000 for help desk support and $300,000 for platform and website maintenance.

2.	The Annual Service Fee shall be payable by CCX monthly in advance in 12 equal installments of $41,666.67 starting on the Commencement Date.

3.	The Annual Service Fee may be adjusted by ICE no more frequently than once monthly in the event that:

a) Additional Services are agreed by the parties hereto in accordance with Section V; or

b) trading activity in CCX Contracts on the Proposed Platform and the services provided by ICE in connection therewith requires ICE to devote staff or equipment to support such activity or services in addition to the staff and equipment specified in Exhibits B and D as mutually agreed to by the parties in writing.

C.	Clearing Fees. CCX will promptly reimburse ICE for testing and service fees charged by the Clearinghouse in connection with the clearing and settlement of CCX Contracts and to be paid by ICE on CCX’s behalf, but in no case, shall CCX reimburse ICE more frequently than monthly.

D.	Additional Development Work. CCX agrees to pay ICE for any and all of the work performed by ICE or its agents beyond the Initial Development Work as is reasonably necessary, as agreed in writing by the parties, to provide CCX with trading services for CCX Contracts (such work being referred to in this Agreement as “Additional Development Work”). ICE shall provide CCX prior to beginning any work with a written estimate of the costs anticipated to be associated with such Additional Development Work (“Cost Estimate”). The price for Additional Development Work shall include, without limitation, $175 per hour for each ICE employee, and, for each independent consultant retained by ICE, the hourly costs charged to ICE plus $15 per hour. ICE shall determine the appropriate staffing and expenditures for any Additional Development Work. ICE shall consult and coordinate with CCX or its agent regarding the anticipated level of staffing and expenditures associated with any Additional Development Work. The staffing commitment required for Additional Development Work that has been requested by CCX and estimated by ICE as of the date hereof is provided in Exhibit F. Unless otherwise agreed between the parties, CCX agrees to pay ICE for any Additional Development Work in three installments as follows: one-third of the Cost Estimate for the Additional Development Work requested will be payable upon CCX’s acceptance of the Cost Estimate therefor; one-third of the Cost Estimate will be payable upon the commencement of testing associated with such Additional Development Work; and the balance of all charges due in connection with such Additional Development Work will be due upon completion. CCX agrees to pay ICE for Additional Development Work performed even if ICE, for whatever reason (including the failure of either party to receive any required regulatory approval), does not ultimately provide CCX with required trading services. On a monthly basis, ICE shall provide CCX with an accounting of Additional Development Work performed during the month and the costs and charges payable in connection therewith. To the extent that (i) ICE fails to meet a mutually agreed delivery deadline with respect to Additional Development Work and (ii) ICE’s failure to meet that deadline is principally due to reasons within the reasonable control of ICE, CCX may elect to withhold payment for the Additional Development Work billed in connection therewith following ICE’s failure to meet the deadline until the deadline is met. The parties acknowledge and agree that the choice of Clearinghouse made by CCX will determine the extent of the Additional Development Work necessary to be performed by ICE pursuant to this paragraph and depend upon the final platform specifications associated with and requirements of that Clearinghouse.

E.	Invoicing and Payments. On a monthly basis, ICE will invoice CCX for any fees, costs and charges payable by CCX under this Agreement. CCX agrees to pay the invoiced amount within thirty (30) days from the date of the invoice. Amounts not so paid shall bear interest at a rate per month of one percent (1.0%) but in no event at a rate greater than the highest lawful rate.

VII.	Compliance with Requirements of Regulatory Authorities

A.	CCX shall advise ICE of regulatory requirements applicable to the provision of the services hereunder and changes to those requirements. If reasonably practicable and subject to this Agreement, ICE shall maintain a system so as to comply with such requirements of the regulatory authorities. ICE agrees to notify CCX promptly if any such regulatory requirements or changes thereto may reasonably be expected to have a material adverse effect on the services to be provided by ICE hereunder.

B.	In the event that such regulatory requirements or changes to regulatory requirements necessitate changes to Software, Equipment or related documentation, ICE shall make such changes as soon as reasonably practicable. Changes related to trading of CCX Contracts and any changes related to Additional Services provided to CCX shall be paid by CCX at the rate of $175 per hour for each ICE employee, and, for each independent consultant retained by ICE, the hourly costs charged to ICE plus $15 per hour.

VIII.	Services Quality Standards

     All services provided hereunder shall be performed in accordance with usual and customary standards recognized by similar service providers. SUBJECT TO THE FOREGOING AND THE OTHER PROVISIONS OF THIS AGREEMENT, THE SERVICES DESCRIBED HEREIN ARE PROVIDED “AS IS”. ICE MAKES NO WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER.

IX.	Liability

A.	EXCEPT WITH RESPECT TO ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, ICE SHALL NOT BE LIABLE TO CCX FOR ANY DAMAGES OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THE SERVICES PERFORMED PURSUANT TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

B.	EXCEPT WITH RESPECT TO ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, CCX SHALL NOT BE LIABLE TO ICE FOR ANY DAMAGES OF ANY KIND WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

C.	IN NO EVENT, INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, SAVINGS, COMPETITIVE ADVANTAGE, GOODWILL, OR BUSINESS INTERRUPTION).

D.	SUBJECT TO THE FOREGOING, THE LIMIT OF EACH PARTY’S LIABILITY TO THE OTHER PARTY CONCERNING PERFORMANCE OR NONPERFORMANCE HEREUNDER, OR IN ANY MANNER RELATED TO OR ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, SHALL NOT IN THE AGGREGATE EXCEED THE GREATER OF: (i) $100,000, AND (ii) THE TOTAL AMOUNT PAYABLE BY CCX DURING THE PRECEDING TWELVE MONTHS PRIOR TO THE FIRST ACCRUAL OF SUCH CLAIM(S) UNDER SECTIONS V AND VI OF THIS AGREEMENT. ANY CLAIM OR SUIT BY EITHER PARTY MUST BE BROUGHT WITHIN TWO (2) YEARS AFTER THE CAUSE OF ACTION ARISES.

E.	Each party’s liability to the other party for all claims and causes of action, whether in contract, tort or otherwise, arising out of this Agreement or the licenses granted or services provided by ICE, or the obligations of CCX, hereunder (i) shall not arise until the party asserting a claim has given the other party notice of the act, event or circumstance claimed to give rise to liability (the “Cause”) and has afforded the other party a reasonable time to cure the Cause if it is amenable to cure. The parties agree that they will not allege that this remedy fails its essential purpose.

F.	The allocations of liability in this Section IX represent the agreed and bargained for understanding of the parties, and each party acknowledges that the other party’s rights and obligations hereunder reflect such allocations.

X.	Data Confidentiality

A.	ICE acknowledges and agrees that any of CCX’s proprietary data or other confidential information provided or disclosed to ICE by CCX in connection with this Agreement or otherwise, which is not generally known to the public and in which CCX has rights (including, without limitation, CCX Software and CCX Data, as hereinafter defined), constitutes confidential information or trade secrets of CCX (“CCX Confidential Information”) and will be treated and handled as such. Subject to Section XV, ICE agrees not to disclose CCX Confidential Information without the prior written consent of CCX, except to ICE’s Representatives (as hereinafter defined) who need access to CCX Confidential Information in connection with the services hereunder. ICE will inform its Representatives of the confidential nature of the Confidential

Information and will be responsible for enforcing the terms of this Section X as to its Representatives and for any violations of the provisions of this Section X by its Representatives. Notwithstanding the foregoing, CCX Confidential Information may be disclosed to the extent required by an authorized regulatory agency, lawful court order, subpoena or similar legal process; provided, that prior to such disclosure, prompt written notice is given to CCX so as to permit CCX the ability to seek a protective order.

B.	Following any expiration or termination of this Agreement, upon request by CCX and subject to any requirements of law, ICE shall destroy or return (at the sole option of CCX) all copies of CCX Confidential Information and all tangible embodiments thereof, in whatever form or medium, and shall certify the return or destruction of the same in writing.

C.	CCX acknowledges and agrees that any of ICE’s proprietary data or other information provided or disclosed to CCX by ICE in the course of this Agreement or otherwise, which is not generally known to the public and in which ICE has rights (including, without limitation, the ICE Software, as hereinafter defined), constitutes confidential information or trade secrets of ICE (collectively “ICE Confidential Information”) and will be treated and handled as such. Subject to Section XIV, CCX agrees not to disclose ICE Confidential Information without the prior written consent of ICE, except to CCX’s Representatives who need access to ICE’s Confidential Information in connection with the services hereunder. CCX will inform its Representatives of the confidential nature of the Confidential Information and will be responsible for enforcing the terms of this Section X as to its Representatives and for any violations of the provisions of this Section X by its Representatives. Notwithstanding the foregoing, ICE Confidential Information may be disclosed to the extent required by an authorized regulatory agency, lawful court order, subpoena or similar legal process; provided, that prior to such disclosure, prompt written notice is given to ICE so as to permit ICE the ability to seek a protective order.

D.	Following any expiration or termination of this Agreement, upon request of ICE and subject to any requirements of law, CCX shall destroy or return (at the sole option of ICE) all copies of ICE Confidential Information and all tangible embodiments thereof, in whatever form or medium, and shall certify the return or destruction of the same in writing.

E.	The parties shall take reasonably appropriate steps to safeguard ICE Confidential Information and CCX Confidential Information and to protect such information against disclosure, misuse, espionage, loss and theft. The parties shall be deemed to have fulfilled their confidentiality obligations hereunder by protecting the confidentiality of the information in the same manner that they protect the confidentiality of their own proprietary and confidential information of like kind, but in any event with not less than reasonable care. The parties acknowledge that failure to comply with this Section X may irreparably harm the other’s business and that a breach of a party’s obligations under this provision shall entitle the damaged party to seek immediate injunctive relief, in addition to any other remedies that it may have.

F.	In no event shall ICE use, publish, disseminate or otherwise disclose any CCX Confidential Information for the purposes of establishing a market structure or architecture for a CCX Market Competitor during the term of this Agreement or during two (2) years following its termination. Additionally, ICE shall not use, publish, disseminate or otherwise disclose any CCX Confidential Information to provide any services to a CCX Market Competitor during the term of this Agreement or during two (2) years following its termination.

G.	In no event shall CCX use, publish, disseminate or otherwise disclose any ICE Confidential Information for the purposes of establishing a market in collaboration with or otherwise assisting an ICE Market Competitor during the term of this Agreement or during the two (2) years following its termination. Additionally, during the term of this Agreement, CCX shall not use, publish, disseminate or otherwise disclose any ICE Confidential Information in connection with its procurement or use of services of an ICE Market Competitor.

H.	As between ICE and CCX, all trading data related to transactions in CCX Contracts (the “CCX Market Data”) shall constitute CCX Confidential Information and shall remain the sole property of CCX; provided, that ICE shall have a perpetual, worldwide, paid-up, royalty-free license to use and modify CCX Market Data as follows:

1.	to satisfy any requirements of law or regulations or court orders applicable to ICE;

2.	for ICE’s internal business purposes (except for purposes of marketing to, creating a trading platform for, or providing services to, a CCX Market Competitor);

3.	ICE shall not be entitled to sell, transfer, license, lease or otherwise distribute any of the CCX Market Data, except as provided in the preceding clauses, without CCX’s prior written consent.

XI.	Equipment

     In performing the services referred to in this Agreement, ICE shall use the operating system and software specified in its operating system and software specifications. ICE may, in its sole discretion, secure new or other equipment or operating systems and software in addition to or in substitution for the equipment and operating system specified in its specifications, provided there is no material degradation of performance with respect to the services provided hereunder.

XII.	Taxes

     CCX shall pay any municipal, city, county, state or federal sales, excise or other taxes which may be levied in connection with the licenses granted and services provided under this Agreement, except taxes on the income of ICE.

XIII.	Indemnification

A.	By CCX. CXX shall indemnify and hold harmless ICE and any of its Representatives who is or is threatened to be made a party to any claim, action, suit or proceeding relating to or arising out of the services provided hereunder, against any losses, judgments, liabilities, costs or expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with the defense of any such claim, action, suit or proceeding), and amounts paid in settlement actually and reasonably incurred by such person (collectively, “Loss), provided that such Loss is the result of the gross negligence or willful misconduct of CCX or its Representative, subject to the limitation on liability of CCX set forth in Section IX. The termination of any claim, action, suit or proceeding by settlement or its equivalent shall not create a presumption that the indemnification provisions hereof shall not be applicable.

B.	By ICE. ICE shall indemnify and hold harmless CCX and any of its Representatives who is or is threatened to be made a party to any claim, action, suit or proceeding relating to or arising out of the services provided hereunder, against any Loss, provided that such Loss is the result of gross negligence or willful misconduct by ICE or its Representative, subject to the limitation on liability of ICE set forth in Section IX. The termination of any claim, action, suit or proceeding by settlement or its equivalent shall not create a presumption that the indemnification provisions hereof shall not be applicable.

C.	Not Exclusive Remedy. The indemnification provided by this Section XIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any constituent document, agreement, or otherwise, and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a person.

XIV.	Proprietary Rights Generally

All discoveries, improvements, inventions, copyrightable works or Confidential Information, whether or not patentable, made or created in the performance of this Agreement solely by the personnel of one party shall be or remain the sole and exclusive property of that party, and that party shall retain any and all rights to file any patent or copyright applications thereon.

XV.	ICE Software Proprietary Rights

A.	All computer programs, data files, information, documentation and all tangible embodiments thereof, utilized, developed, purchased or licensed by ICE (except those furnished by CCX) and provided to CCX or utilized by ICE pursuant to a license or similar arrangement (except those furnished by CCX) in connection with the services provided hereunder, including without limitation any Upgrades and Error Corrections developed after the date hereof (collectively, “ICE Software”) are and shall remain the sole property of ICE, and CCX shall not use, copy or disclose same except as provided herein.

B.	All discoveries, improvements, inventions, copyrightable works or Confidential Information, whether or not patentable, made or created in the performance of this Agreement in whole or in part by ICE and relating in any way to trading technology shall be and remain the sole and exclusive property of ICE, which shall retain any and all rights to file any patent applications thereon.

XVI.	CCX Software Proprietary Rights

A.	All computer programs, data files, information, documentation and all tangible embodiments thereof, utilized, developed, purchased or licensed by CCX (except those furnished by ICE) and provided to ICE pursuant to this Agreement, including without limitation any modifications or enhancements developed by CCX after the date hereof (collectively, “CCX Software”), and provided to ICE, are and shall remain the sole property of CCX and ICE shall not use, copy or disclose same except as provided herein.

B.	Except as otherwise provided in this Agreement, all discoveries, improvements, inventions, copyrightable works or Confidential Information, whether or not patentable, made or created in the performance of this Agreement in whole or in part by CCX shall be or remain the sole and exclusive property of CCX, which shall retain any and all rights to file any patent applications thereon.

XVII.	Term

     The term of this Agreement will begin on the date first above written, and will continue until December 31, 2006. This Agreement shall automatically renew for additional one-year terms, unless CCX or ICE gives notice of non-renewal at least six months prior to the end of such initial or renewal period.

XVIII.	Notices

     All notices and other communications pertaining to this Agreement shall be in writing and shall be deemed to have been given by a party hereto if personally delivered to the other party or if sent by certified mail, return receipt requested, postage prepaid or by confirmed facsimile transmission. A notice sent by certified mail shall be deemed to be given on the third Business Day after the mailing date. All notices or communications between CCX and ICE pertaining to this Agreement shall be as follows:

If to CCX:
Chicago Climate Exchange, Inc.
111 West Jackson Boulevard, 14th Floor
Chicago, Illinois 60604
	Attention:	Gerard J. Pannekoek, President and
Chief Operating Officer

If to ICE:

IntercontinentalExchange, Inc.
2100 RiverEdge Parkway, Fifth Floor
Atlanta, Georgia 30328
Attention: Chuck Vice, Chief Operating Officer

with a copy to:

	Intercontinent	alExchange, Inc.
55 West Monroe, Suite 3430
Chicago, Illinois 60603
	Attention:	David Goone, Senior Vice President
James Falvey, General Counsel

     Either party may change its address from time to time by giving notice to that effect as provided herein.

XIX.	Termination

A.	This Agreement may be terminated as set out in Section XVII herein.

B.	Subject to clause D below, either party may terminate this Agreement, at any time, upon notice, in the event that the other party materially fails to perform any of its material obligations hereunder and, where such failure is capable of remedy, it is not remedied within thirty (30) days after written notice of such failure. Without limitation of the foregoing, ICE may terminate this Agreement, at any time, upon notice, in the event that CCX fails to pay ICE the amount of any monthly invoice within sixty (60) days.

C.	Either party may terminate this Agreement immediately upon notice to the other party in the event that such other party: (i) files a voluntary petition in bankruptcy or under any similar insolvency law; (ii) makes an assignment for the benefit of creditors; (iii) has filed against it any involuntary petition in bankruptcy or under any similar insolvency law if any such petition is not dismissed within thirty (30) days after filing or (iv) a receiver is appointed for, or a levy or attachment is made against, substantially all of its assets, if any such petition is not dismissed or such receiver or levy or attachment is not discharged within thirty (30) days after the filing or appointment (any of the foregoing events, a “Bankruptcy Event”).

D.	Each party agrees to provide notice to the other party in writing of its execution of any agreement confirming its intention to undertake a transaction that would result in a Change of Control with respect to it (the “Affected Party”). At any time within thirty (30) days from receipt of such a notice from the Affected Party, the other party may terminate this Agreement by giving the Affected Party notice in writing of its election to terminate, except that ICE may elect to terminate pursuant to this clause D only in the event that CCX intends to undertake a transaction with an ICE Market Competitor that would result in a Change of Control with respect to CCX. The termination of this Agreement shall be effective no sooner than three (3) months after the service of such notice but no later than six (6) months after the service of such notice.

E.	As long as a Bankruptcy Event has not occurred with respect to either party and CCX has not failed to pay ICE any amounts owed under this Agreement, ICE agrees to provide CCX ninety (90) days notice of its intention to terminate pursuant to clause B of this Section XIX and to cooperate with CCX to facilitate a smooth and orderly transfer of trading in CCX Contracts and CCX Market Data to another trading platform.

F.	If a Bankruptcy Event occurs with respect to ICE, ICE agrees to use reasonable efforts to arrange to provide CCX with continued access to the Proposed Platform in accordance with this Agreement.

XX.	Confidentiality

A.	The parties agree to keep this Agreement and the terms and conditions hereof confidential. However, this Agreement may be provided to the Commodity Futures Trading Commission (“CFTC”) if the CFTC asks to review this Agreement. In the event that the CFTC requests either party to provide it with a copy of this Agreement, such party shall promptly notify the other party and request that the CFTC treat this Agreement as confidential by requesting “confidential treatment” thereof pursuant to the relevant provisions of the Commodity Exchange Act and the CFTC’s regulations.

B.	Except as permitted hereunder, neither party shall make any public announcement or issue any press release concerning this agreement or the services contemplated by and relating to this Agreement unless approved in advance in writing by the other party. The parties recognize and agree that each party may discuss the arrangements hereunder with regulatory authorities and bodies, such as the CFTC and the National Futures Association. In addition, a party may make a public announcement that is consistent in content with any previously issued public announcement issued pursuant to the mutual agreement of the parties.

XXI.	Representations and Warranties

A.	Each party represents to the other party that:

1.	Organization and Existence. It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, as relevant under such laws, is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and failure to so qualify could have a material adverse effect on its ability to comply with, or perform its obligations under, this Agreement;

2.	Power and Authority. It has full power and authority (corporate and otherwise) to execute and deliver this Agreement and to perform its obligations hereunder and has taken all requisite action to authorize such execution, delivery and performance;

3.	No Violation. Such execution, delivery and performance of this Agreement do not violate or conflict with any law, regulation, rule of a self-regulatory organization or judicial or governmental order or decree to which it is subject, any provision of its constitutional or governing documents, or any term of any agreement or instrument to which it is a party, or by which its property or assets is bound or affected; and

(4)	Obligations Binding. Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

B.	CCX represents that the trading of CCX Contracts does not violate or conflict with any law, regulation, or judicial or governmental order or decree to which it is subject and that it has procured all necessary regulatory approvals, if any, for the trading or clearing, respectively, of the CCX Contracts.

C.	ICE represents and warrants that it has all Intellectual Property Rights necessary to grant the licenses granted hereunder and that the granting of such licenses do not, and use by CCX of the licensed software in accordance with the express terms thereof will not, infringe upon the Intellectual Property Rights of third parties.

XXII. Miscellaneous

A.	Severability. If any portion of this Agreement is held invalid, illegal or unenforceable, the parties agree that such invalidity, illegality or unenforceability shall not affect the remaining portions of this Agreement, and this Agreement shall be interpreted as if such portion did not exist.

B.	Modifications. No revision or modification of this Agreement shall be effective unless it refers to this Agreement and is in writing, signed by authorized representatives of the parties hereto.

C.	Uncontrollable Circumstances/Force Majeure. ICE shall not be liable for any failure or delay in performance under this Agreement where such performance is prevented, hindered, delayed or otherwise made impractical by causes beyond ICE’s reasonable control, and without its fault or negligence. Such causes may include, without limitation, action of the elements, riot, insurrection, fire, explosion, war, power failure, or any other cause, whether similar or dissimilar to those listed. Such causes shall excuse performance hereunder to the extent by which performance has been prevented, hindered, delayed or otherwise rendered impractical by such causes. Upon removal of such cause, ICE shall resume its performance hereunder.

D.	Waiver. Failure or delay on the part of either party to exercise any right, power, privilege or remedy hereunder shall not constitute a waiver thereof. A waiver of default shall not operate as a waiver of any other default, a waiver of the provision itself, or of the same type of default on a future occasion.

E.	Entire Agreement. This Agreement, inclusive of the Exhibits hereto as the same may be amended or modified from time to time, constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes any and all prior agreements or proposals, oral or written, concerning the subject matter of this Agreement.

F.	Headings. The headings contained in this Agreement are for the convenience of the parties only, and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

G.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

H.	Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

I.	Relationship of the Parties. ICE is an independent contractor and this Agreement shall not be deemed to establish a joint venture between ICE and CCX, and nothing herein contained shall be construed as creating a general partnership or other similar relationship or as authorizing any party to act as general agent or to enter into any contract or other agreement on behalf of any other party except as otherwise expressly provided herein.

J.	No Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or liabilities under or by reason of this Agreement upon any person other than the parties and, as and to the extent provided in Section XIII, a person entitled to indemnification thereunder.

K.	Assignment. Neither this Agreement nor any interest or obligation in or under this Agreement may be assigned or transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity. Any purported transfer or assignment that is not in compliance with this clause K will be void.

L.	Audit. ICE agrees that CCX, upon reasonable request and a minimum of two (2) weeks prior written notice, may conduct audits in conjunction with its employees, consultants, advisors and agents who have agreed to keep the conduct and findings of such audit confidential (“Security Advisors”) of the security methods and devices employed by ICE with respect to the Proposed Platform at reasonable times to be mutually agreed between the parties. Such audits may include interviews with ICE employees, consultants, advisors or other agents, as well as scans to determine available services and other measures of examining security vulnerabilities to be mutually agreed by the parties. CCX shall bear all costs and expenses associated with such audit. CCX shall provide ICE with a report from the Security Advisors, containing information learned from the audit. CCX and its Security Advisors may conduct more than one such audit, but ICE shall not be required to permit such audits more than once annually. The parties agree that all information provided by ICE and reported by CCX with respect to the audit is and shall remain confidential, except that CCX may issue a statement to its members regarding the result of an audit if ICE consents in writing to the form and content of such statement in advance of its issuance, such consent not to be unreasonably withheld.

M.	APPLICABLE LAW; DISPUTE RESOLUTION.

1.	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

2.	Subject to paragraph (3) below, any dispute or controversy arising out of or relating to this Agreement shall be resolved in binding arbitration conducted in accordance with the then-current Commercial Arbitration Rules of American Arbitration Association in an arbitration conducted in Chicago, Illinois. No provision of or the exercise of any rights under this provision shall limit the right of any party to seek and obtain injunctive or other equitable relief from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this provision. This institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of a party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this provision.

3.	Any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of enforcement of the award, order, or judgment. Neither a party nor the arbitrator may disclose the content or results of any arbitration hereunder without the prior written consent of the parties except to the extent necessary to secure enforcement of such award.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

INTERCONTINENTALEXCHANGE, INC.		CHICAGO CLIMATE EXCHANGE, INC.

By:	/s/ Davis S. Goone	By:	/s/ Gerard J. Pannekoek

Name:	Davis S. Goone	Name:	Gerard J. Pannekoek

Title:	Senior Vice President	Title:	President/COO

EXHIBIT A

CCX CONTRACTS TO BE TRADED ON THE PROPOSED PLATFORM

Exchange Allowance (XA) Exchange Allowance (XA) Exchange Allowance (XA) Exchange Allowance (XA)	Vintage 2003 Vintage 2004 Vintage 2005 Vintage 2006

Methane Offset (XMO) Methane Offset (XMO) Methane Offset (XMO) Methane Offset (XMO)	Vintage 2003 Vintage 2004 Vintage 2005 Vintage 2006

Forestry Offset (XFO) Forestry Offset (XFO) Forestry Offset (XFO) Forestry Offset (XFO)	Vintage 2003 Vintage 2004 Vintage 2005 Vintage 2006

Soil Offset (XSO) Soil Offset (XSO) Soil Offset (XSO) Soil Offset (XSO)	Vintage 2003 Vintage 2004 Vintage 2005 Vintage 2006

EXHIBIT B

DESCRIPTION OF SERVICES

With effect from the Commencement Date and throughout the term of this Agreement, ICE agrees to provide the following services to the extent necessary to permit CCX to receive the benefits of the Access License granted in Section II above and to facilitate electronic trading of CCX Contracts through the Proposed Platform:

     (1) Platform and Web Site Maintenance Services

     Consists of dedication of equivalent of one full-time ICE employee to:

(a)	Platform Maintenance Services

•	Hosting and maintaining the Software;

•	Providing, operating and maintaining Equipment required to support and host the Proposed Platform for use by up to a maximum of 300 authorized user IDs in aggregate[1];

•	Administering CCX data on CCX customers and trading related data stored on the Proposed Platform;

•	Providing security for the Proposed Platform;

•	Providing CCX and CCX customers the ability via the internet to send orders and cancels to the Proposed Platform, to receive executions and cancel acknowledgements, and view all orders with respect to CCX Contracts;

•	Facilitating and testing of Equipment and Software links;

•	Performing necessary Error Correction.

(b)	Web Site Maintenance Services

[1]	For every 100 authorized user IDs over 300 up to 800, the Annual Service Fee will increase by $96,000 per year (or an additional $8,000 per month). For every 100 authorized user IDs over 800, the Annual Service Fee shall increase by $144,000 per year (or an additional $12,000 per month).

•	Hosting and maintaining systems which supply platform-specific web pages (e.g. Deal Reports, Order Book Report, Change Password application, Counterparty Filter, Clearing Administrator, etc.);

•	Providing security for these pages; and

•	Performing necessary Error Correction.

     (2) Help Desk Support Services

     Consists of dedication of equivalent of one full-time ICE employee to:

•	Providing initial training to CCX’s personnel and CCX customers on the use of the Proposed Platform;

•	Maintaining a technical help desk beginning one hour prior to the open of North American trading for CCX Contracts until one hour after the close of North American trading for CCX Contracts daily (except Saturdays, Sundays and holidays) which will provide reasonable assistance to CCX customers; and

•	Maintaining a technical help desk between the hours of beginning one hour prior to the open of North American trading for CCX Contracts until one hour after the close of North American trading for CCX Contracts daily (except Saturdays, Sundays and holidays) and which will provide reasonable assistance to CCX’s personnel, including technical support for market supervision, trade resolution support and management of the error account.

EXHIBIT C

SOFTWARE

Execution Platform which will be private-labeled for CCX (and which will include WebICE, and all of the software listed in Exhibit E and, when completed, Exhibit F), Reports, Counterparty Filter.

Access to Market Monitor (Market Supervision Application)

NASD Output

Registry Input (scope and viability to be determined)

EXHIBIT D

NETWORK DIAGRAM

Below is a high-level diagram of the network topology currently used by IntercontinentalExchange and scheduled to be used for CCX.

[Graphics]

Refer to the Visio document of the same diagram above (network topo 050503.vsd).

EXHIBIT E

INITIAL DEVELOPMENT WORK

	DEVELOPMENT TASKS	STAFFING COMMITMENT	DELIVERY
Phase I
August 8, 2003
	Private label the GUI[2]	100 hours
	Other GUI changes	120 hours
	Market Setup	40 hours
	Credit Filters	60 hours
	Reports	160 hours
	Testing	800 hours
	Project Management	100 hours

Phase II

	Market Monitor	50 hours	September 8, 2003

[2]	Logo and color changes will be scheduled for delivery 60 days after the receipt of the final CCX logo and colors.

EXHIBIT F

ADDITIONAL DEVELOPMENT WORK (ESTIMATED)

	DEVELOPMENT TASKS	STAFFING COMMITMENT	DELIVERY
Phase I			August 8, 2003
	Market Maker/FIFO	200 hours
	Right of First Refusal	200 hours

FUTURE ADDITIONAL DEVELOPMENT WORK REQUESTS
(NOT ESTIMATED)

	DEVELOPMENT TASKS	STAFFING COMMITMENT	VIABILITY
Phase III

	Update Clearinghouse Interface	Estimate to be based on use of existing ICE interfaces[3]	To be determined

	Clearing Administration	Estimate to be based on use of existing ICE interfaces[4]	To be determined

	Add Bilateral Deal to Clearinghouse Interface	Estimate to be based on use of existing ICE interfaces[5]	To be determined

[3]	As noted in Section VI of this Agreement, the extent of the Additional Development Work necessary for development tasks related to clearing will depend on the choice of Clearinghouse to be made by CCX, the final specifications for the Proposed Platform interface, the requirements of the Clearinghouse and the resultant staffing commitment required.

[4]	Ibid.

[5]	Ibid.

Phase IV
	Accept Input From	To be mutually	To be determined
	Registry	agreed by ICE and
CCX*

	Leverage Trading	To be mutually	Good
agreed by ICE and
CCX*

*ICE and CCX agree to make reasonable commercial efforts to agree the estimated staffing commitment for the Phase III development tasks by July 3, 2003.